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EXHIBIT 99.1

NEWS RELEASE
EDITORIAL CONTACTS:
Douglas A. Koman, Methode Electronics, Inc.
708-867-6777
dkoman@methode.com
Michael T. Perkins, Stratos Lightwave, Inc.
708-867-9600
mperkins@stratoslightwave.com

Methode Approves Stratos Lightwave Distribution,
Sets Record Date and Distribution Date

    CHICAGO, March 23, 2001, Methode Electronics, Inc. (Nasdaq: METHA) and Stratos Lightwave, Inc. (Nasdaq: STLW) today jointly announced that Methode's Board of Directors has declared a dividend of all of Methode's shares in Stratos Lightwave, Inc. The shares will be distributed as of April 28, 2001 to holders of record of Methode's Class A and Class B common stock as of the close of business on April 5, 2001. Methode currently owns 54,029,807 shares, or approximately 84.3%, of Stratos Lightwave's outstanding common stock.

    On March 22, 2001, Methode received a ruling from the Internal Revenue Service that the Stratos Lightwave distribution will be tax-free to stockholders for U.S. federal income tax purposes. Cash received in lieu of fractional shares will be taxable.

    "Our receipt of a favorable tax ruling from the IRS and the Board's final approval of the Stratos distribution are last steps in a process begun 12 months ago with Methode's announcement of its intention to affect an initial public offering and spin-off of its optical products business," said William T. Jensen, Chairman of Methode. "Stratos Lightwave's success validates our substantial investment over the years in new technologies and businesses and our efforts to enhance shareholder value."

    James W. McGinley, President and Chief Executive Officer of Stratos added, "We are extremely pleased with Methode's announcement. Methode's distribution of our stock will complete our transition to a fully-independent public company and will strengthen our ability to compete within our industry and create additional value for our shareholders."

    The number of shares of Stratos Lightwave common stock that each holder of a share of Methode Class A and Class B common stock will receive in the distribution will be based on the actual number of shares of Methode Class A and Class B common stock outstanding on the record date. Based on the 35,756,045 shares of Methode Class A and Class B common stock outstanding as of March 21, 2001, the distribution ratio will be approximately 1.5 shares of Stratos Lightwave for each share of Methode Class A and Class B common stock. Methode Class A and Class B common stock holders will receive whole shares of Stratos Lightwave and cash payments for fractional shares.

    An information statement will be mailed to Methode stockholders shortly after the April 5, 2001 record date. The information statement will include the final distribution ratio, as well as information on how to calculate the share cost basis.

    For additional information on the Stratos Lightwave distribution, please visit Methode's website, at http://www.methode.com/, or by calling 708-867-6777. Information on Stratos Lightwave can be obtained at http://www.stratoslightwave.com/, or by calling 708-867-9600.

About Methode Electronics

    Methode Electronics, Inc., with 3,400 employees in 19 plants worldwide (excluding Stratos Lightwave), manufactures component devices for Original Equipment Manufacturers (OEMs) of information processing and networking equipment, voice and data communications systems, consumer electronics, automobiles, aerospace vehicles and industrial equipment. Products employ electrical, electronic and fiber optic technologies in communication data links, interconnections and controls.

About Stratos Lightwave

    Stratos Lightwave, Inc. develops, manufactures and sells optical subsystems and components for high data rate networking, data storage and telecommunications applications. These optical systems are used in local area networks (LANs), storage area networks (SANs), metropolitan area networks (MANs), wide area networks (WANs) and central office networking in the telecommunications market. The company also designs, manufactures and sells a full line of optical components and cable assemblies for use in these networks.

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Methode Approves Stratos Lightwave Distribution, Sets Record Date and Distribution Date